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Extreme Networks PR                    Extreme Networks Investor Relations
Gregory Cross                     investor_relations@extremenetworks.com
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Gcross@extremenetworks.com

Extreme Networks Announces Agreement to Acquire Enterasys Networks
Transaction Accelerates Vision for High Performance Open Networking

SAN JOSE, CA. and Salem, NH - Sept. 12, 2013 - Extreme Networks, Inc. (Nasdaq: EXTR) and Enterasys Networks, Inc. today announced that Extreme Networks has entered into a definitive agreement to acquire all outstanding stock of Enterasys in an all cash transaction valued at $180 million.

As network switching leaders in enterprise, data center and cloud, Extreme Networks and Enterasys Networks together will combine and extend their world-class products and technologies to provide customers with some of the most advanced, high performance, and open solutions in the market as well as a superb overall customer experience.

“The combination of Extreme Networks and Enterasys is significant in that it brings together two companies with distinct strengths addressing the key areas of the network, from unified wired and wireless edge, to the enterprise core, to the data center and cloud,” said Zeus Kerravala, principal analyst and president of ZK Research. “With an open software approach, the companies can drive product innovations and customers will benefit from their increased resources and larger scale.”

The combined company will be committed to continue to support the product roadmaps of both companies going forward to protect the investments of current customers and avoid any disruption to businesses.

Within approximately two years, the combined companies expect that ExtremeXOS®, Extreme Networks advanced network operating system, will be extended to incorporate additional features that are available in the Enterasys network operating systems and fully support both hardware platforms. We believe customers will benefit by having a single network operating system that delivers functionality across both product lines and is designed to allow customers to seamlessly choose which hardware platform best meets their deployment needs.

“Since its first release in 2004, ExtremeXOS® has been developed with a Linux abstraction layer that makes it relatively easy to extend ExtremeXOS to support other vendors' switching hardware,” said Chuck Berger, President and CEO of Extreme Networks. “Combining Enterasys technologies and products including their Coreflow, modular switches, IdentiFi™ wireless and the NetSight® system management application will extend and complement our product offering which we expect will provide significant added value to the current customers of both Extreme and Enterasys.”

“Our number one priority is to ensure an even more positive customer experience by preserving the value of our current customers' investments and combining the best of both companies' technologies and talent,” said Chris Crowell, President and CEO of Enterasys Networks.

The companies' revenue will be approximately double that of either company alone. Significantly increased scale is expected to enable greater investments in R&D to accelerate innovation and bring better technologies and products to market faster. It is also planned that the operating margin of the combined company will increase over time as synergies are realized. The acquisition, excluding transaction, integration and purchase accounting related costs, is expected to be immediately accretive.

Enterasys Networks, based in Salem, NH, is a privately held provider of wired and wireless network infrastructure and security solutions. It has approximately 900 employees and $330 million in annual revenues.

Terms of the Transaction
The transaction is subject to customary closing conditions and regulatory approvals and is expected to close in the fourth calendar quarter of 2013. Under the terms of the agreement, Extreme Networks will pay $180 million in cash in exchange for all outstanding shares of Enterasys. The acquisition has been approved by the board of directors of each company. Prior to the closing of the transaction, each company will continue to operate separately. Extreme Networks has received a preliminary debt commitment to finance at least $75 million of the purchase price, with the balance to be funded from cash on hand, although the closing of the transaction is not conditioned upon the receipt of any bank financing.

Conference Call
Extreme Networks will host a conference call on Thursday, Sept. 12th, to discuss the transaction with Enterasys today at 7:30 am Eastern Daylight Time (4:30 a.m. Pacific Daylight Time). The conference call may be heard by dialing 1- (877) 303-9826 (international callers dial 1-(224) 357-2194. A 7-day replay will be available following the call by dialing 1-(855) 859-2056. The conference call passcode is 57769175. In addition, a live webcast and replay of the call will be available at http://investor.extremenetworks.com.

About Extreme Networks
Extreme Networks is a technology leader in high-performance Ethernet switching for cloud, data center and mobile networks.  Based in San Jose, CA, Extreme Networks has more than 6,000 customers in more than 50 countries.  For more information, visit the company's website at http://www.extremenetworks.com.

Extreme Networks and ExtremeXOS are registered trademarks of Extreme Networks, Inc. in the United States and other countries. Enterasys and NetSight are registered trademarks and IdentiFi is a trademark of Enterasys Networks, Inc. All other names and marks are the property of their respective owners.

Forward Looking Statements: Extreme Networks
Actual results, including with respect to Extreme Networks financial targets and business prospects, could differ materially due to a number of factors, including but not limited to: the closing of the proposed transaction, including obtaining regulatory approval and financing; the ability to achieve expected engineering goals and financial synergies within the business combination; the combined companies' ability to continue to obtain sufficient orders to achieve targeted revenues for products and services; the response to the acquisition by the customers, employees, and strategic and business partners of both companies; the overall growth rates for the network switching market; unanticipated restructuring expenses; any restrictions or limitations imposed by regulatory authorities; the ability to retain key Extreme Networks and Enterasys personnel; and Extreme Networks' ability to realize its broader strategic and operating objectives.

More information about potential factors that could affect Extreme Networks' business and financial results as well as the success of this business combination is included in its filings with the Securities and Exchange Commission, including, without limitation, under the captions: "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Risk Factors," which are on file with the Securities and Exchange Commission. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC. Extreme Networks disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.